JACKSON SECURITIES

An Atlanta Life Financial Group Company

MEMBER
FINRA
SIPC
NASP

REUBEN R. MCDANIEL, III
PRESIDENT / CEO

April 14, 2009

Mr. Jerry L. Johnson
Vice Chairman
PRWT Services, Inc.
1835 Market Street - 8th Floor
Philadelphia, PA 1910

Dear Mr. Johnson:

The purpose of this Engagement Agreement (the "Agreement") is to confirm the engagement of Jackson Capital, LLC (hereafter referred to as "Jackson") by PRWT Services, Inc. (hereafter referred to as "PRWT" or the "Company") as financial advisor for creating and assisting in an investor road show for the S-4 filing by KBL Healthcare Acquisition Corp. III (hereafter referred to as "KBL") as part of the KBL merger with PRWT.

1. **Services to be Rendered**. Pursuant to the terms and conditions of this Agreement Jackson will perform the following financial advisory services and investment banking services::

   a. Standard Due Diligence. Jackson will assist in performing an analysis of the Company's business plan as part of its due diligence requirements. Jackson shall conduct its due diligence based upon (i) information supplied by the Company; (ii) information supplied by third parties employed by the Company (including attorneys and accountants); (iii) information obtained as a result of Jackson's independent investigation; and (iv) information otherwise publicly available. The Company shall provide Jackson with all reasonable requests for information to support the transaction. Although the Company will in all instances use its best efforts to provide Jackson with timely and accurate information, the Company makes no representations or warranties with respect to the accuracy of such information.

   b. Development of Strategy. Jackson will work with the Company to develop a road show presentation strategy that targets minority investors as potential investors in PRWT.

   c. Jackson shall work with the Company and Citi to schedule road show presentations, including but not limited to identifying locations and completing the logistics.

   d. Preparation of Materials. Jackson will assist in the preparation of presentation material for the investor road shows and meetings targeted to minority individual and minority controlled institutional investors. These materials will be developed in conjunction with the Company and Citi and will not be released without Company approval.

   e. Investor Presentations. Jackson, in cooperation with the Company and its professional advisors, will help develop the agenda and the presentations to be made at the scheduled forums to qualified minority individual and minority controlled

JACKSON SECURITIES

investment candidates. The purpose of the investor presentations at these forums will be, consistent with SEC rules and regulations, to educate these potential investors about the PRWT business model and to provide public information about the investment opportunity related to acquiring stock in the Company.

f. Ongoing Financial Advisory Services: Once the forums have been successfully conducted, subject to Section 3(b) hereof, Jackson will be retained to provide ongoing financial advice as requested by the Company regarding additional capital raises, ongoing investor communication and mergers and acquisitions.

g. Jackson shall work with and take direction from the Vice Chairman of PRWT, Jerry Johnson, with respect to the services it shall provide hereunder.

2. This Agreement will terminate one year after the execution of the Agreement if not previously terminated pursuant to Section 6 of the Agreement. This Agreement may be extended for an additional periods of time by mutual consent of all parties.

3. <u>Fees</u>.

a. Initial Fee. An initial fee of $25,000 will be due and payable upon execution of this Agreement. This payment will cover the services listed above related to Investor Presentations as described in Section 1 between the date of execution and July 19, 2009. A second fee of $25,000 will be due and payable upon the first $1M in minority investment raised due to the efforts of Jackson. Payment instructions are attached as Exhibit A.

b. Monthly Fees: If the merger between PRWT and KBL is completed on or before August 1, 2009, then beginning on August 1, 2009 and ending on the termination of this Agreement, the Company will pay a monthly financial advisory fee of $3,000 to Jackson for ongoing Financial Advisory Services.

4. <u>Expenses</u>. In addition to any fees that may be payable to Jackson hereunder, the Company agrees to reimburse Jackson for all reasonable out of pocket expenses such as travel, professional consultants, and any other expenses incurred in connection with the Transaction or otherwise arising out of Jackson's engagement hereunder; provided, however, that such reimbursement for Jackson's fees and expenses shall not, without the Company's approval, exceed in the aggregate Five Thousand Dollars ($5,000).

5. <u>Indemnity</u>.

a. The Company shall indemnify and hold harmless Jackson and its affiliates, the respective directors, officers, agents and employees of Jackson and its affiliates and each of the persons, if any, controlling Jackson or any of its affiliates (collectively, the "Indemnified Parties"), to the full extent lawful, from and against all claims, damages, losses and liabilities (including, without limitation, reasonable attorneys' fees and expenses as incurred) arising out of or based upon (i) any misstatement or omission or alleged misstatement or omission of fact in any material supplied or approved by the Company; or (ii) any other matter related to or arising out of the engagement hereunder, except that the Company shall not be liable, except as provided herein, under this Section 5 for any claims or damages which are finally

determined to have resulted from Jackson's gross negligence, bad faith or willful misconduct. The foregoing indemnification by the Company shall be in addition to any liability, which the Company may otherwise have. If the foregoing indemnification were for any reason not to be available with respect to any matter (other than the gross negligence, bad faith or willful misconduct of Jackson), the Company agrees to contribute to the settlement, loss or expense in such proportion so that the Indemnified Parties are responsible for that portion represented by the percentage that Jackson's total fees hereunder bears to the fair market value of the Transaction and the Company is responsible for the balance. No offering material for the transactions contemplated hereby will be distributed without the Company's prior approval.

b. Jackson shall indemnify and hold harmless the Company and its affiliates, the respective directors, officers, agents and employees of the Company and its affiliates and each of the persons, if any, controlling the Company or any of its affiliates (collectively, the "Indemnified Parties"), to the full extent lawful, from and against all claims, damages, losses and liabilities (including, without limitation, reasonable attorneys' fees and expenses as incurred) arising out of or based upon (i) any misstatement or omission or alleged misstatement or omission of fact in any material supplied by Jackson; or (ii) any other matter related to or arising out of the engagement hereunder, except that Jackson shall not be liable, except as provided herein, under this Section 5 for any claims or damages which are finally determined to have resulted from the Company's gross negligence, bad faith or willful misconduct. The foregoing indemnification by Jackson shall be in addition to any liability, which Jackson may otherwise have. In any case, Jackson's liability hereunder rising out of this Engagement shall be limited in total to the amount of fees paid hereunder.

6. **Termination of Agreement.**

a. Right to Terminate for Cause. Subject to the provisions of this Section 6, Jackson's engagement may be terminated by either the Company or Jackson at any time, upon two (2) weeks written notice to that effect to the other party if (i) either party breaches any of the provisions of this Agreement; (ii) either party willfully refuses to perform the services required by this Agreement; (iii) either party engages in acts of dishonesty or fraud in connection with the services to be performed hereunder; or, (iv) either party engages in acts of gross negligence, willful misconduct, bad faith or such other serious misconduct of such nature that the continued engagement of the other party may reasonably be expected to adversely affect the business or properties of the other party.

b. Right to Terminate without Cause. Either party may terminate this agreement with 45 days notice, with no further obligation to each other.

7. **General Provisions.**

a. Company's Discretion. It is understood that the Company shall have absolute discretion in determining whether to accept or reject any proposed investor in the Transaction.

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b. Survival of Provisions. The provisions of Sections 4, 5, 6 and this subsection 7(b) shall survive termination of this Agreement.

c. Best Efforts Only. The Company's engagement of Jackson shall be on a best-efforts basis only, and shall be limited to providing the services described herein.

d. Advertising. Upon the successful completion of this engagement, Jackson will be entitled to advertise the financings or acquisitions in Jackson's usual format, at Jackson's expense, in periodicals of Jackson's choice, and at times Jackson selects, upon prior approval by the Company which approval shall not be unreasonably withheld .

e. Notices. All notices, requests, demands, and other communications in connection with this Agreement shall be made in writing and deemed to have been given when delivered in person, by registered or certified mail, return receipt requested, postage prepaid, or by telegram or electronic facsimile transfer (confirmed in writing) to the addressees at the addresses specified below, or to such other address or fax number as either party may from time to time designate in writing to the other.

If to Jackson Capital, LLC: Reuben R. McDaniel, III President & CEO 100 Auburn Avenue NW Atlanta, GA 30303 Phone: 404.443.3116 - Phone: 404.443.2399 - Fax:	If to PRWT Services, Inc.: Jerry Johnson Vice Chairman 1835 Market Street - 8th Floor Philadelphia, PA 19103 215.569.8810 - Phone 215.569.9893 - Fax

8. **Confidentiality.** Jackson acknowledges that the Company may disclose certain confidential information to Jackson during the term of this engagement to enable Jackson to perform the services hereunder. Jackson hereby covenants and agrees that it will not, without prior written consent of the Company, during the term of this engagement or for a period of ten (10) years thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of the Company; except as may be necessary to perform its due diligence obligations and except as may be necessary to perform the services hereunder. Jackson agrees to use the Company's confidential information solely for the purposes of performing its obligations under this Engagement.

Please confirm that the foregoing is in accordance with your understanding and agreement with Jackson by signing and returning to Jackson the duplicate of this Engagement Agreement.

The undersigned represents to Jackson that the undersigned has the authority to execute this Agreement on behalf of the Company and that this Agreement will be fully binding on the Company as of the date set forth hereinabove. Jackson and the Company agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Georgia. This Agreement is not assignable by either party.

We look forward to working with you to a successful close of the contemplated Transaction.

JACKSON SECURITIES

Jackson Capital, LLC

Reuben R. McDaniel, III
President & CEO

PRWT Services, Inc.

Jerry L. Johnson
Vice Chairman

Exhibit A

Payment Instructions

Account Name:	**Jackson Capital, LLC**
Routing Number:	**061000104**
Account Number	**1000009856609**